GRAINGER REPORTS RESULTS FOR YEAR ENDED DECEMBER 31, 2014
Company Adjusts 2015 Guidance for FX and Canadian Macroeconomic Headwinds;
Now Expects Earnings per Share of $12.60 to $13.60

2014 Highlights

•	Sales of $10.0 billion, up 6 percent

•	Reported EPS of $11.45, up 3 percent

•	Adjusted EPS of $12.26, up 6 percent

CHICAGO, January 26, 2015 - Grainger (NYSE: GWW) today reported results for the year ended December 31, 2014. Sales of $10.0 billion increased 6 percent versus $9.4 billion in 2013. Reported net earnings of $802 million increased 1 percent versus $797 million in 2013. Reported earnings per share of $11.45 increased 3 percent versus $11.13 in 2013. Unfavorable foreign exchange represented a $0.07 reduction to earnings per share. The years 2014 and 2013 included the following items:

	Twelve Months Ended December 31,

	2014	2013	% Change
Diluted Earnings Per Share as reported:	$11.45	$11.13	3%
Business shutdown (Brazil)	0.40
Pension change (Fabory)	0.15
Restructuring (2014: Fabory)	0.15	0.10
Goodwill impairment (2014: Colombia)	0.11	0.29
Subtotal	0.81	0.39
Diluted Earnings Per Share as adjusted:	$12.26	$11.52	6%
Note: Information regarding the adjustments is detailed in the discussion of the 2014 fourth quarter.

“This was a challenging year, and we were not satisfied with our overall 2014 performance. As we committed to a year ago, we addressed several smaller underperforming businesses and believe we have positioned the company for better results going forward,” said Chairman, President and Chief Executive Officer Jim Ryan. “There were, however, several bright spots in 2014, including the United States segment, which continued to perform very well, gaining share with large customers. We were also pleased with the single channel online model businesses in Japan, the United States and Europe, which continued their rapid growth.”

Ryan concluded, “Longer term, we remain optimistic about our opportunities in the large and fragmented MRO market. We are committed to our strategy to grow and gain share, and we will continue to invest to create long-term competitive advantage. In the near term, we remain cautious given the low inflationary environment in the United States, economic headwinds internationally and growing pressure from weaker currencies in Canada and Japan.”

The company updated its 2015 guidance and now expects 3 to 7 percent sales growth from 5 to 9 percent and $12.60 to $13.60 earnings per share from $12.90 to $13.80. The previous guidance was issued on November 12, 2014. This change reflects the current foreign currency translation effect on reported financial results due to the further weakening of the Canadian and Japanese currencies since the company first issued guidance for 2015, as well as the deteriorating macroeconomic environment in Canada.

For the full year, the company generated $960 million in operating cash flow versus $986 million in 2013. Gross capital expenditures for the year were $387 million versus $272 million in 2013, driven primarily by investments to expand the distribution center network in North America. Grainger bought back approximately 2.1 million shares of stock for $525 million in 2014 and has 8.5 million shares remaining under the current repurchase authorization. Dividends paid in 2014 totaled $291 million. For the year, Grainger returned $816 million in cash to shareholders in the form of dividends and share repurchases.

2014 Fourth Quarter
Sales for the 2014 fourth quarter of $2.5 billion increased 6 percent versus $2.4 billion in the 2013 fourth quarter. Reported net earnings of $149 million declined 5 percent versus $157 million in 2013. Reported fourth quarter earnings per share of $2.14 decreased 3 percent versus $2.20 in 2013. Unfavorable foreign exchange represented a $0.02 reduction to earnings per share. The 2014 and 2013 fourth quarters included the following items:

	Three Months Ended December 31,

	2014	2013	% Change
Diluted Earnings Per Share as reported:	$2.14	$2.20	(3)%
Business shutdown (Brazil)	0.40
Restructuring (2014: Fabory)	0.15	0.10
Goodwill impairment (2014: Colombia)	0.11	0.29
Subtotal	0.66	0.39
Diluted Earnings Per Share as adjusted:	$2.80	$2.59	8%

During the quarter, the company recorded charges totaling $0.66 per share, including the items noted below, resulting in an adjusted EPS of $2.80.

•	$0.40 per share or $29 million pre-tax of charges related to the previously announced shutdown of the business in Brazil.

•	$0.15 per share or $10 million pre-tax in restructuring charges related to the previously announced plan to improve the long-term performance of Fabory in Europe.

•	$0.11 per share or $12 million pre-tax in goodwill impairment charges related to the business in Colombia.

In the 2013 fourth quarter, the company recorded impairment and restructuring charges totaling $0.39, resulting in adjusted EPS of $2.59. Excluding items noted above from both years, company net earnings for the quarter increased 6 percent and earnings per share increased 8 percent versus the prior year.

Company sales in the 2014 fourth quarter increased 6 percent. There were 64 selling days in both the 2014 and 2013 fourth quarters. The 6 percent sales growth for the quarter consisted of 7 percentage points from volume, 1 percentage point from price and 1 percentage point from sales of Ebola related safety products, partially offset by a 2 percentage points decline from unfavorable foreign exchange and a 1 percentage point negative variance from lapping an extra month of sales from the E&R Industrial, Inc. acquisition. E&R Industrial was acquired in the 2013 third quarter; results for four months of operations were first consolidated in the fourth quarter of 2013.

Company operating earnings of $267 million for the 2014 fourth quarter increased 4 percent versus the 2013 quarter. This increase was driven by the 6 percent sales growth and operating expense leverage as expenses, including $10 million in incremental growth-related spending, grew at a slower rate than sales, partially offset by lower gross profit margin. The company’s gross profit margin for the quarter declined 30 basis points, primarily driven by softer margins in Canada and Fabory. Excluding the items noted in the table above from both years, company operating earnings increased 9 percent.

The company has two reportable business segments, the United States and Canada, which represented approximately 88 percent of company sales for the quarter. The remaining operating units located primarily in Asia, Europe and Latin America are included in Other Businesses and are not reportable segments. Results for the company’s single channel online model businesses are included in Other Businesses.

United States
Sales in the United States segment increased 6 percent in the 2014 fourth quarter versus the prior year. The 6 percent sales growth was driven by 6 percentage points from volume, 1 percentage point from price and 1 percentage point from sales of Ebola related safety products, partially offset by a 1 percentage point negative variance from the extra month of E&R sales in the fourth quarter of 2013 and a 1 percentage point negative variance from the divestiture of several Specialty Brands on December 31, 2013. Strong sales growth to customers in the natural resources, commercial and manufacturing customer end markets contributed to the sales increase in the quarter.

Operating earnings for the United States segment increased 16 percent in the quarter driven by the 6 percent sales growth, positive expense leverage and higher gross profit margins. Gross profit margins for the quarter increased 10 basis points driven by price increases exceeding cost increases, partially offset by faster growth with lower margin customers. Operating expenses, including $1 million in incremental growth-related spending, grew more slowly than sales primarily driven by productivity initiatives.

Canada
Sales in the 2014 fourth quarter at Acklands-Grainger increased 3 percent in U.S. dollars, 11 percent in local currency. The 11 percent sales increase consisted of 7 percentage points from the acquisition of WFS Enterprises, Inc. on September 2, 2014, and 4 percentage points increase from volume.  The 4 percent volume growth in Canada was led by higher sales to customers in the government and utilities end markets.

Operating earnings in Canada declined 27 percent in the 2014 fourth quarter and were down 21 percent in local currency. Gross profit margin in Canada declined 280 basis points versus the prior year, primarily due to product cost inflation exceeding price inflation driven by unfavorable foreign exchange, higher freight costs, and lower supplier rebates as well as negative mix from the WFS acquisition.

Other Businesses
Sales for the Other Businesses increased 13 percent for the 2014 fourth quarter versus the prior year. This performance consisted of 21 percentage points of growth from volume and price, partially offset by an 8 percentage point decline from unfavorable foreign exchange. Sales growth in the Other Businesses was driven by MonotaRO in Japan and Zoro in the United States and Mexico, partially offset by lower sales from Fabory in Europe.

The Other Businesses posted a $51 million operating loss in the 2014 fourth quarter versus a $20 million operating loss in the 2013 fourth quarter. During the quarter, the company recorded the actions noted above related to Fabory and the businesses in Brazil and Colombia, resulting in a $51 million charge. In the 2013 fourth quarter, the company recognized restructuring and impairment charges of $23 million for the Other Businesses. Excluding these charges from both years, the Other Businesses would have been breakeven in the 2014 fourth quarter versus $3 million in earnings in the 2013 period. The decline in adjusted earnings versus the prior year was primarily driven by incremental expenses associated with the start-up of the single channel online model business in Europe, partially offset by strong operating performance from Zoro in the United States.

Other
Other income and expense was a net expense of $5 million in the 2014 fourth quarter versus a net expense of $2 million in the 2013 fourth quarter. This increase was primarily attributable to higher foreign exchange transaction losses.

The reported tax rate in 2014 was 42.3 percent for the quarter and 39.1 percent for the full year. Excluding the effect of items separately disclosed and other fourth quarter tax items, the tax rate was 38.2 percent for the quarter and 2014, compared to 37.3 percent in the 2013 quarter and year. The increase was primarily due to a higher proportion of earnings in the United States versus geographies with lower tax rates and losses with no tax benefit. The company is currently projecting a tax rate of 37.7 to 38.8 percent for 2015.

Cash Flow
Operating cash flow was $297 million in the 2014 fourth quarter versus $246 million in the 2013 fourth quarter. The company used the cash generated during the quarter to invest in the business and return cash to shareholders through share repurchase and dividends. Gross capital expenditures were $147 million in the 2014 fourth quarter versus $124 million in the fourth quarter of 2013. In the quarter, Grainger returned $284 million to shareholders through $76 million in dividends and $208 million to buy back 842,000 shares of stock.

W.W. Grainger, Inc., with 2014 sales of $10.0 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with operations also in Asia, Europe and Latin America.

Visit www.grainger.com/investor to view information about the company, including a history of sales by segment and a podcast regarding 2014 fourth quarter results. The Grainger website also includes more information on Grainger’s proven growth drivers, including product line expansion, sales force expansion, eCommerce, inventory services and international expansion.

Forward-Looking Statements
This document contains statements that are not historical in nature but concern future results and business plans, strategies and objectives and other matters that may be deemed to be “forward-looking statements” under the federal securities laws. These forward-looking statements include the Company’s expected, projected or forecasted sales, earnings, tax rate, or earnings per share, and any associated plans or guidance.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Casey Darby
Sr. Manager, Investor Relations
O: 847-535-0099
M: 847-964-3281
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net sales	$2,510,959	$2,377,232	$9,964,953	$9,437,758
Cost of merchandise sold	1,456,158	1,370,835	5,650,711	5,301,275
Gross profit	1,054,801	1,006,397	4,314,242	4,136,483
Warehousing, marketing and administrative expenses	788,287	749,635	2,967,125	2,839,629
Operating earnings	266,514	256,762	1,347,117	1,296,854
Other income and (expense)
Interest income	384	719	2,068	3,234
Interest expense	(2,096)	(3,123)	(10,093)	(13,225)
Other non-operating income and (expense)	(3,089)	(63)	(4,706)	736
Total other income and (expense)	(4,801)	(2,467)	(12,731)	(9,255)
Earnings before income taxes	261,713	254,295	1,334,386	1,287,599
Income taxes	110,599	94,902	522,090	479,850
Net earnings	151,114	159,393	812,296	807,749
Net earnings attributable to noncontrolling interest	2,275	2,644	10,567	10,713
Net earnings attributable to W.W. Grainger, Inc.	$148,839	$156,749	$801,729	$797,036
Earnings per share -Basic	$2.17	$2.24	$11.59	$11.31
-Diluted	$2.14	$2.20	$11.45	$11.13
Average number of shares outstanding -Basic	67,899	69,140	68,334	69,456
-Diluted	68,705	70,191	69,206	70,576

Diluted Earnings Per Share
Net earnings as reported	$148,839	$156,749	$801,729	$797,036
Earnings allocated to participating securities	(1,638)	(1,985)	(9,444)	(11,521)
Net earnings available to common shareholders	$147,201	$154,764	$792,285	$785,515
Weighted average shares adjusted for dilutive securities	68,705	70,191	69,206	70,576
Diluted earnings per share	$2.14	$2.20	$11.45	$11.13
SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Sales
United States	$1,990,733	$1,871,510	$7,926,075	$7,413,712
Canada	279,140	271,839	1,075,754	1,114,285
Other Businesses	307,594	272,876	1,182,186	1,040,473
Intersegment sales	(66,508)	(38,993)	(219,062)	(130,712)
Net sales to external customers	$2,510,959	$2,377,232	$9,964,953	$9,437,758

Operating earnings
United States	$339,003	$291,984	$1,444,288	$1,304,175
Canada	19,609	26,815	87,583	128,768
Other Businesses	(50,986)	(19,634)	(37,806)	7,599
Unallocated expense	(41,112)	(42,403)	(146,948)	(143,688)
Operating earnings	$266,514	$256,762	$1,347,117	$1,296,854

Company operating margin	10.6%	10.8%	13.5%	13.7%
ROIC* for Company			31.2%	31.8%
ROIC* for United States			50.5%	49.2%
ROIC* for Canada			13.6%	21.4%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 5-point average for the year). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (5-point average of $182.7 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (5-point average of $312.7 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

	At December 31,
Assets	2014	2013
Cash and cash equivalents (1)	$226,644	$430,644
Accounts receivable – net	1,173,624	1,101,656
Inventories	1,365,500	1,305,520
Prepaid expenses and other assets	157,598	130,646
Deferred income taxes	61,387	75,819
Total current assets	2,984,753	3,044,285
Property, buildings and equipment – net (2)	1,324,346	1,208,562
Deferred income taxes	16,718	16,209
Goodwill	506,205	525,467
Other assets and intangibles – net	468,733	471,805
Total assets	$5,300,755	$5,266,328
Liabilities and Shareholders’ Equity
Short-term debt	$56,896	$66,857
Current maturities of long-term debt	23,404	30,429
Trade accounts payable	570,591	510,634
Accrued compensation and benefits	191,696	185,905
Accrued contributions to employees’ profit sharing plans	178,076	176,800
Accrued expenses	245,300	218,835
Income taxes payable	12,256	6,330
Total current liabilities	1,278,219	1,195,790
Long-term debt	404,536	445,513
Deferred income taxes and tax uncertainties	95,455	113,585
Employment-related and other non-current liabilities (3)	238,444	184,604
Shareholders' equity (4)	3,284,101	3,326,836
Total liabilities and shareholders’ equity	$5,300,755	$5,266,328

(1)	Cash and cash equivalents decreased $204 million, or 47%, primarily due to share repurchases, dividends and investments in property, buildings and equipment.
(2)	Property, buildings and equipment - net increased $116 million, or 10%, primarily due to investments in supply chain, technology infrastructure and the WFS acquisition.
(3)	Employment-related and other non-current liabilities increased $54 million, or 29%, primarily due to a decrease in the discount rate used to calculate employee benefit obligations.
(4)	Common stock outstanding as of December 31, 2014 was 67,432,041 shares as compared with 68,853,938 shares at December 31, 2013.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Twelve Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Net earnings	$812,296	$807,749
Provision for losses on accounts receivable	12,945	8,855
Deferred income taxes and tax uncertainties	(13,732)	(9,319)
Depreciation and amortization	208,326	180,613
Impairment of goodwill and other intangible assets	16,652	26,284
Losses (gains) from non-cash charges and sales of assets	41,037	(22,155)
Stock-based compensation	49,032	55,590
Change in operating assets and liabilities – net of business acquisitions and divestitures:
Accounts receivable	(122,580)	(126,465)
Inventories	(101,547)	(23,636)
Prepaid expenses and other assets	(31,950)	16,873
Trade accounts payable	48,523	71,118
Other current liabilities	8,693	(707)
Current income taxes payable	(1,487)	(4,813)
Accrued employment-related benefits cost	35,027	9,872
Other – net	(1,421)	(3,361)
Net cash provided by operating activities	959,814	986,498
Cash flows from investing activities:
Additions to property, buildings and equipment	(387,390)	(272,145)
Proceeds from sales of assets	26,755	26,701
Cash paid for business acquisitions	(30,713)	(153,915)
Other – net	7,290	(68)
Net cash used in investing activities	(384,058)	(399,427)
Cash flows from financing activities:
Borrowings under lines of credit	113,721	144,805
Payments against lines of credit	(117,277)	(154,450)
Proceeds from issuance of long-term debt	150,504	—
Payments of long-term debt and commercial paper	(170,907)	(16,681)
Proceeds from stock options exercised	48,579	69,412
Excess tax benefits from stock-based compensation	33,772	59,984
Purchase of treasury stock	(525,120)	(438,473)
Cash dividends paid	(291,395)	(255,466)
Net cash used in financing activities	(758,123)	(590,869)
Exchange rate effect on cash and cash equivalents	(21,633)	(17,621)
Net change in cash and cash equivalents	(204,000)	(21,419)
Cash and cash equivalents at beginning of year	430,644	452,063
Cash and cash equivalents at end of period	$226,644	$430,644

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as "adjusted" measures, including adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted operating earnings, adjusted net earnings and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The reconciliations provided below reconcile the non-GAAP financial measures adjusted net earnings, adjusted diluted earnings per share, adjusted operating earnings and adjusted segment operating earnings with GAAP financial measures:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	%	2014	2013	%
Operating earnings reported	$266,514	$256,762	4%	$1,347,117	$1,296,854	4%
Business shutdown (Brazil)	29,140	—		29,140	—
Pension change (Fabory)	—	—		13,639	—
Restructuring (2014: Fabory)	10,460	9,815		10,460	9,815
Goodwill impairment (2014: Colombia)	11,795	25,758		11,795	25,758
Subtotal	51,395	35,573		65,034	35,573
Operating earnings adjusted	$317,909	$292,335	9%	$1,412,151	$1,332,427	6%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	%	2014	2013	%
Segment operating earnings adjusted
United States	339,003	304,845		1,444,288	1,317,036
Canada	19,609	26,815		87,583	128,768
Other Businesses	409	3,079		27,228	30,312
Unallocated expense	(41,112)	(42,404)		(146,948)	(143,689)
Segment operating earnings adjusted	$317,909	$292,335	9%	$1,412,151	$1,332,427	6%

Company operating margin adjusted	12.7%	12.3%		14.2%	14.1%
ROIC* for Company				32.7%	32.6%
ROIC* for United States				50.5%	49.6%
ROIC* for Canada				13.6%	21.4%

*Adjusted ROIC is calculated as defined on page 8, excluding the items adjusting operating earnings as noted above.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	%	2014	2013	%
Net earnings reported	$148,839	$156,749	(5)%	$801,729	$797,036	1%
Business shutdown (Brazil)	27,779	—		27,779	—
Pension change (Fabory)	—	—		10,229	—
Restructuring (2014: Fabory)	10,460	7,326		10,460	7,326
Goodwill impairment (2014: Colombia)	7,785	20,421		7,785	20,421
Subtotal	46,024	27,747		56,253	27,747
Net earnings adjusted	$194,863	$184,496	6%	$857,982	$824,783	4%

Diluted earnings per share reported	$2.14	$2.20	(3)%	$11.45	$11.13	3%
Business shutdown (Brazil)	0.40	—		0.40	—
Pension change (Fabory)	—	—		0.15	—
Restructuring (2014: Fabory)	0.15	0.10		0.15	0.10
Goodwill impairment (2014: Colombia)	0.11	0.29		0.11	0.29
Subtotal	0.66	0.39		0.81	0.39
Diluted earnings per share adjusted	$2.80	$2.59	8%	$12.26	$11.52	6%

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